Exhibit 10.13

Verastem, Inc.
800 Boylston St, Suite 1555
Boston, MA 02199-8019

August 20th, 2010

Eric Lander, Ph.D
c/o Broad Institute
7 Cambridge Center
Cambridge, MA 02142

Re:  Verastem, Inc. Scientific Advisory Board

Dear Eric,

Thank you for agreeing to serve on the Scientific Advisory Board (“SAB”) of Verastem, Inc. (the “Company”).  We are excited about having you involved with the Company.  I am sending this letter to memorialize the terms of the agreement between you and the Company.  It is understood that this agreement requires the approval of the Board of Directors of the Broad Institute.  The Company agrees to buyback the founders shares if, for whatever reason, the Board of Directors does not approve this agreement.

Our understanding is as follows:

•                  The Company acknowledges that (i) you are the President, CEO and Director of the Broad Institute, Inc, a Massachusetts non-profit corporation, Professor of Biology at the Massachusetts Institute of Technology and Professor of Systems Biology at the Harvard Medical School (collectively, the Academic Institutions”) and your primary allegiances are to the Academic Institutions; (ii) you are subject to certain policies of the Academic Institutions, as such policies may be revised from time to time, including among others, policies concerning consulting, conflicts of interest and commitment, intellectual property, and use of Academic Institutions’ names; and (iii) any provision of the agreement that conflicts with such policies shall be superseded by such policies.

•                  You will provide your expertise and assistance to the Company (the “Consulting Services”, as set forth in the “Consultant Non-Solicitation, Non-Disclosure and Proprietary Information Assignment Agreement”).  Consulting Services shall include attendance at meetings of the SAB and being reasonably available to provide advice to the Company.  You will use your best efforts in rendering the Consulting Services to the Company, however, the company recognizes and shall give due consideration to your commitments to the Academic Institutions.  You will be required to devote no more than four days per year to the Consulting Services, which may be delivered in person, over the telephone or by written correspondence.

•                  The Company will reimburse you for reasonable and necessary expenses which are incurred in connection with your performance of the services and obligations hereunder and with respect to which you promptly provide to us a detailed expense account and receipts.

•                  You will receive seventy five thousand dollars ($75,000) as an annual retainer, payable in quarterly installments of Eighteen Thousand, Seven Hundred and Fifty Dollars ($18,750) payable in arrears beginning with the first calendar quarter following a Qualified Financing (as defined below), prorated for any partial quarter.  A Qualified Financing (“Qualified Financing”) is defined as when the Company issues equity securities to new investors with total proceeds to the Company of not less than $3,000,000.

•                  You will be offered 1,250,000 Founder shares.  Founder shares shall be subject to vesting as follows:  one quarter upon issuance and the remaining shares quarterly over the four years thereafter as long as you remain engaged by the Company.  The purchase price of all Founder shares will be $0.0001 per share.

•                  You will sign the Consultant Non-Solicitation, Non-Disclosure, and Proprietary Information Assignment Agreement attached to this letter as Attachment A and made a part of this agreement.  Your engagement under this Agreement will be effective as of the Effective Date specified in Attachment A.

•                  During the Term, you agree to provide Consulting Services to the Company in the field of Cancer Stem Cells (the “Restricted Field”).  If, at any time during the term of this agreement, you elect to engage in consulting for another for-profit Company in the Restricted Field that could reasonably be considered to conflict with the terms of this agreement, you agree to promptly notify the Company, in order to discuss appropriate next steps.

•                  You represent and warrant that, to the best of your knowledge, you have no commitments or obligations inconsistent with this agreement or that would in anyway restrict your activities as a member of the SAB.

•                  For the avoidance of doubt, the Company acknowledges that (i) you shall not provide access to Academic Institutions’ discoveries or know-how prior to its public disclosure, nor shall the company represent otherwise to any party or to the public; (ii) the Company shall have no access to Academic Institutions’ facilities, nor shall the Company represent otherwise to any party or to the public; (iii) you shall have no obligation to license any Academic Institutions-associated intellectual property whatsoever to the Company, including inventions made by you in the Restricted Field, nor shall the Company represent otherwise to any party or to the public.

•                  You consent to being named as an advisor or as a member of the SAB in offering documents, press releases and any documents filed with the Securities and Exchange Commission; provided that you will have the right to review and edit any portions of press releases that name you.  The Company agrees that it will not represent that it has any relationship with the Broad Institute by virtue of its relationship with you.

•                  Either you or the Company can terminate our relationship at any time immediately by giving notice to the other.

•                  The Company acknowledges that you must obtain the approval of the Broad institute Board of Directors with respect to outside consulting.

If this is your understanding, please sign this letter in the space provided below and return an executed copy to me.  Thank you and we look forward to working with you on this exciting venture.

Very truly yours,

/s/ Satish Jindal, Ph.D
Satish Jindal, Ph.D
President/COO
Acknowledged and Agreed

/s/ Eric Lander
Eric Lander, Ph.D.

ATTACHMENT A